April 29, 2010

Keith O`Connell, Esquire
Securities & Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington, D.C. 20549

Re: T. Rowe Price Equity Income Fund ("Registrant")
 consisting of the following series:
 T. Rowe Price Equity Income Fund—Advisor Class
 T. Rowe Price Equity Income Fund—R Class
 File Nos.: 033-00070/811-4400

Dear Mr. O`Connell:

Pursuant to Section 6 of the Securities Act of 1933 and Section 8 of the Investment Company Act of 1940, as amended, we are hereby filing Post-Effective Amendment No. 34 to the Registrant`s Registration Statement on Form N-1A.

This filing submitted pursuant to Rule 485(b) will serve as our annual update for this Registrant and will go effective automatically on May 1, 2010. All changes from the previous amendment are redlined.

Please contact me at 410-345-4981, or in my absence, Darrell N. Braman at 410-345-2013, if we may be of further assistance.

Sincerely,

/s/Tawanda L. Cottman
Tawanda L. Cottman